Exhibit 5.4

Ref.: 3236.16251

August 6, 2007

Mr. David Broshko
Vice President and CFO
Canetic Resources Trust
1900, 255 Fifth Avenue SW
Calgary AB T2P 3G6

Re: Consent of Independent Petroleum Engineers

Dear Sirs:

We hereby consent to the use and reference to our name and report, and the information derived from our report, entitled “Evaluation of the P&NG Reserves in Certain Properties of Canetic Resources Trust (As of December 31, 2006)”, as described or incorporated by reference in Canetic Resources Trust’s Registration Statement on Form F-10, filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Sincerely,

/s/ Gary R. Finnis

Gary R. Finnis, P. Eng.
Associate

Enclosure(s)
GRF:paob

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